AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NORTHWEST AIRLINES CORPORATION

The undersigned, Michael L. Miller, certifies that he is the Vice President - Law and Secretary of Northwest Airlines Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

1.  The present name of the corporation is Northwest Airlines Corporation. The Corporation was incorporated under the name “Newbridge Parent Corporation” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on January 21, 1998. The name of the Corporation was changed to “Northwest Airlines Corporation” by the filing of a restated certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware on November 20, 1998.

2.  This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”). Provision for the making of this Amended and Restated Certificate of Incorporation is contained in the order of the United States Bankruptcy Court for the Southern District of New York entered on [                   ], confirming the First Amended Joint and Consolidated Plan of Reorganization of Northwest Airlines Corporation and certain of its affiliates, as modified, filed pursuant to Section 1121(a) of chapter 11 of title 11 of the United States Code, which confirmation order was affirmed by order of the United States District Court for the Southern District of New York entered on [                ].

3. This Amended and Restated Certificate of Incorporation has been duly executed and acknowledged by an officer of the Corporation designated in such order of the Bankruptcy Court in accordance with the provisions of Sections 242, 245 and 303 of the DGCL.

4.  The text of the certificate of incorporation of the Corporation, as amended and restated, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1. Name.  The name of the Corporation is Northwest Airlines Corporation (the “Corporation”).

ARTICLE II

Section 2.1. Address. The registered office of the Corporation in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Section 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 4.1. Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 450,000,000 shares, consisting of 50,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”) and 400,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”). The number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 4.2. Preferred Stock.

(A) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers, if any), preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, of the shares of such series. The designations, powers, preferences and relative, participating, optional and other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B) Holders of a series of Preferred Stock, as such, shall not be entitled to vote on any matter except as otherwise required by law or as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series).

(C) Pursuant to the authority conferred by this Section 4.2, the following series of Preferred Stock has been designated, such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions therefor as are stated and expressed in the exhibit with respect to such series attached hereto as specified below and incorporated herein by reference:

(1) Series A Junior Participating Preferred Stock (the “Series A Junior Participating Preferred Stock”) as set forth in Exhibit A hereto and incorporated herein by reference.

Section 4.3. Common Stock.

(A) Voting Rights.

(1) Except as otherwise provided herein, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(2) Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(B) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(C) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to payments upon the dissolution, liquidation or winding up of the Corporation shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

Section 4.4. Non-voting Equity Securities. The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Section 4.4: (A) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code; (B) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (C) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

ARTICLE V

Section 5.1. Limitation of Voting Rights.

(A) Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, at no time shall Alien Owned Shares be voted, unless such shares are registered on the Foreign Stock Record, as defined in the Bylaws, maintained by the Corporation. In any event, Alien Owned Shares shall have all of the other rights of shares of Common Stock hereunder. The Bylaws may contain provisions to implement this provision.

(B) Bylaws, Legends. Etc.

(1) The Bylaws of the Corporation may make appropriate provisions to effect the requirements of this Article V.

(2) All certificates representing Common Stock or any other voting stock of the Corporation are subject to the restrictions set forth in this Article V.

(3) A majority of the directors of the Corporation shall have the exclusive power to determine all matters necessary to determine compliance with this Article V, and the good faith determination of a majority of the directors on such matters shall be conclusive and binding for all the purposes of this Article V.

(C) Beneficial Ownership Inquiry.

(1) The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders of the Corporation in connection with the annual meeting (or any special meeting) of the stockholders of the Corporation, or otherwise) require a Person that is a holder of record of equity securities of the Corporation or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of equity securities of the Corporation to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such Person) that, to the knowledge of such Person:

(i) all equity securities of the Corporation as to which such Person has record ownership or Beneficial Ownership are owned and controlled only by United States Citizens; or

(ii) the number and class or series of equity securities of the Corporation owned of record or Beneficially Owned by such Person that are owned or controlled by Persons who are not United States Citizens are as set forth in such certificate.

(2) With respect to any equity securities identified by such Person in response to Section (C)(1) of this Article V, the Corporation may require such Person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article V.

(3) For purposes of applying the provisions of this Article V with respect to any equity securities of the Corporation, in the event of the failure of any Person to provide the certificate or other information to which the Corporation is entitled pursuant to this Section (C), the Corporation shall presume that the equity securities in question are owned or controlled by Persons who are not United States Citizens.

ARTICLE VI

          Section 6.1. Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the Bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the law of the State of Delaware or this Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to make, amend, alter, change, add to or repeal any of the following provisions of the Bylaws: Sections 2 and 12 of Article II, Section 2 of Article III and Article IX.

ARTICLE VII

Section 7.1. Board of Directors: Composition. The business and affairs of the Corporation shall be managed by or under the direction of a Board consisting, subject to Section 7.4, of not less than three directors or more than fifteen directors, with the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the next annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Section 7.2. Board of Directors: Vacancies. In the event that (i) stockholders remove any or all directors of the Corporation at a special meeting of stockholders pursuant to Section 7.3 or (ii) any or all directors resign after the stockholders effectively call for a special meeting pursuant to Section 8.1 for the purpose of removing such directors, such vacancy or vacancies may be filled at such special meeting by the affirmative vote of holders of at least a majority of the votes cast at such meeting. Any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board not filled pursuant to the first sentence of this Section 7.2 shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director chosen to fill a vacancy shall hold office until the next annual meeting and until his successor shall be elected and qualified.

Section 7.3. Removal of Directors. Any or all directors of the Corporation (other than the directors, if any, elected by the holders of any series of Preferred Stock, voting separately as one or more series) may be removed with or without cause, by the affirmative vote of holders of at least a majority of the votes cast at a special meeting of the stockholders.

Section 7.4. Election of Directors by Preferred Stock Holders. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed by or pursuant to Section 7.1.

Section 7.5. Written Ballot. Directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Section 8.1. Meetings of Stockholders. Any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, any action by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board and shall be called by the Chairman of the Board at the request in writing (i) of a majority of the Board of Directors or (ii) following the earlier to occur of (a) the Company’s 2008 Annual Meeting or (b) April 30, 2008, of stockholders holding Common Stock constituting more than 30% of the outstanding shares of Common Stock.

ARTICLE IX

Section 9.1. Limited Liability of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article IX shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment or repeal.

ARTICLE X

Section 10.1. Indemnification. To the fullest extent permitted by the law of the State of Delaware as it presently exists or may hereafter be amended, the Corporation shall indemnify any person (and such person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.3, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board.

Section 10.2. Advance of Expenses. To the fullest extent permitted by the law of the State of Delaware, the Corporation shall promptly pay expenses (including attorneys’ fees) incurred by any person described in Section 10.1 in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Article X or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.3, the Corporation shall be required to pay expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board.

Section 10.3. Unpaid Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article X is not paid in full within thirty (30) days after a written claim therefor by any person described in

Section 10.1 has been received by the Corporation, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 10.4. Insurance. To the fullest extent permitted by the law of the State of Delaware, the Corporation may purchase and maintain insurance on behalf of any person described in Section 10.1 against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article X or otherwise.

Section 10.5. Non-Exclusivity of Rights. The provisions of this Article X shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article X shall be deemed to be a contract between the Corporation and each director or officer (or legal representative thereof) who serves in such capacity at any time while this Article X and the relevant provisions of the law of the State of Delaware and other applicable law, if any, are in effect, and any alteration, amendment or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Article X shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article X shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to Section 10.1 shall be made to the fullest extent permitted by law.

Section 10.6. For purposes of this Article X, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

Section 10.7. This Article X shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.1.

ARTICLE XI

Section 11.1. Definitions. The following terms shall have the following meaning for the purpose of this Amended and Restated Certificate of Incorporation and the Bylaws:

(A) “Alien Owned Shares” shall mean any shares of any class of outstanding voting stock of the Corporation which are owned, of record or beneficially, or otherwise controlled, by any Person or Persons who are not United States Citizens.

(B) “Beneficial Ownership,” “Beneficially Owned,” or “Owned Beneficially” refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d) (1)(i) thereof) under the Exchange Act.

(C) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(D) “Permitted Percentage” shall mean 25% of the voting interest in the Corporation, or such other percentage of the voting interest in the Corporation as hereafter may be owned or controlled by persons who are not United States Citizens without loss, under Section 40102(15) of Title 49 of the United States Code or any successor or other applicable law or regulation, of the United States Citizen status of the Corporation or any Subsidiary.

(E) “Person” shall mean any individual, corporation, partnership, trust or other entity of any nature whatsoever.

(F) “Subsidiary” shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

(G) “United States Citizen” shall mean any person who is a Citizen of the United States as defined in Section 40102(15) of Title 49 of the United States Code, as in effect on the date in question, or any successor statute or regulation.

ARTICLE XII

Section 12.1. Amendment. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and in addition to any other vote required by the DGCL or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal Article VI, Article VII (other than Sections 7.1 and 7.3), Article VIII or this Article XII or to adopt any provision inconsistent therewith.

ARTICLE XIII

Section 13.1. Severability. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XIV

Section 14.1. 5% Ownership Limit.

(A) For purposes of this Article XIV, the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation section 1.382-2T shall include any successor provisions):

“5% Transaction” means any Transfer of Corporation Securities described in clause (i) or (ii) of Section 14.1(B), subject to the provision of such paragraph Section 14.1(B).

An “Affiliate” of any Person means any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; and, for the purposes of this definition only, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.

“Agent” means an agent designated by the Board of Directors

“Common Stock” means the new shares of common stock of the Corporation authorized and issued pursuant to the Plan and this Certificate of Incorporation.

“Corporation Securities” means (i) shares of Common Stock, (ii) warrants, rights, or options (including options within the meaning of Treasury Regulation section 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (iii) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation section 1.382-2T(f)(18).

“Effective Date” means [                        ].

“Excess Securities” means Corporation Securities which are the subject of the Prohibited Transfer.

“Five-Percent Shareholder” means a Person or group of Persons owning, for purposes of section 382 of the Tax Code, 4.95% or more of Corporation Securities, that, if such Person or group of Persons owned, for purposes of section 382 of the Tax Code, 5% or more of Corporation Securities, would be identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation section 1.382-2T(g).

“Percentage Stock Ownership” means the percentage stock ownership interest as determined in accordance with Treasury Regulation section 1.382-2T(g), (h), (j) and (k).

“Person” means any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity.

“Plan” means the Debtors’ Joint and Consolidated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated January 12, 2007, as amended on February 15, 2007.

“Prohibited Distributions” means any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Section 14.1.

“Restriction Release Date” means the earliest of:

(a) the day after the second anniversary of the Effective Date which date may be extended for three one year terms until the fifth anniversary of the Effective Date if each one year extension is approved by the Corporation’s shareholders at a duly held meeting by the affirmative vote of a majority of the votes cast on such matter, assuming the presence of a quorum.

(b) the repeal, amendment or modification of section 382 of the Tax Code (and any comparable successor provision) in such a way as to render the restrictions imposed by section 382 of the Tax Code no longer applicable to the Corporation;

(c) the beginning of a taxable year of the Corporation (or any successor thereof) in which no Tax Benefits are available; and

(d) the date on which the Board of Directors determines, in its reasonable judgment, that the limitation amount imposed by section 382 of the Tax Code in the event of an ownership change of the Corporation, as defined in section 382 of the Tax Code, would not be materially less than the net operating loss carryforward or net unrealized built-in loss of the Corporation.

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of section 382 of the Tax Code, of the Corporation or any direct or indirect subsidiary thereof.

“Tax Code” means the Internal Revenue Code of 1986, as amended.

“Transfer” means, with respect to any Person other than the Corporation, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition, other than a sale, transfer, assignment, conveyance, pledge or other disposition to a wholly owned subsidiary of the transferor, or, if the transferor is wholly owned by a Person, to a wholly owned subsidiary of such Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation section 1.382-2T(h)(4)(v)).

(B) Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee of a Prohibited Transfer (a “Purported Transferee”) (i) if the transferor is a Five-Percent Shareholder or (ii) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Shareholder other than by reason of Treasury Regulation section 1.382-2T(j)(3) or any successor to such regulation or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased; provided, however, that this Section 14.1(B) shall not apply to, nor shall any other provision in this Restated Certificate prohibit, restrict or limit in any way, the issuance of Corporation Securities by the Corporation in accordance with the Plan. Nothing in this Article XIV shall preclude the settlement of any transaction with respect to the Corporation Securities entered into through the facilities of a national securities exchange; provided, however, that the Corporation Securities and parties involved in such transaction shall remain subject to the provisions of this Article XIV in respect of such transaction. Unless a transferor or transferee, as the case may be, that is not a Five-Percent Shareholder at the time of the Transfer, has actual knowledge that a Transfer by or to it is prohibited by Section 14.2, (i) such transferor or transferee, as the case may be, shall have no liability to the Corporation in respect of any losses or damages suffered by the Corporation as a result of such Transfer and the Corporation shall have no cause of action or rights against such transferor or transferee, as the case may be, in respect of such losses or damages, (ii) such transferor shall have no liability to the respective transferee in respect of any losses or damages suffered by such transferee by virtue of the operation of this Article XIV and (iii) such transferee shall have no cause of action or rights against the transferor in respect of such losses or damages. Notwithstanding the foregoing, the transfer restrictions described in this Section 14.1(B) shall not apply to certain qualified plans, as required by law.

(C) The restrictions set forth in Section 14.1(B) shall not apply to an attempted Transfer that is a 5% Transaction (i) if the transferor or the transferee obtains the prior written approval of the Board of Directors or a duly authorized committee thereof, (ii) if such Transfer is made as part of: (A) certain transactions approved by the Board of

Directors, including, but not limited to, a merger or consolidation, in which all holders of Common Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Common Stock, and upon the consummation of which the acquirer will own at least a majority of the outstanding shares of Common Stock, (B) a tender or exchange offer by the Corporation to purchase Corporation Securities, (C) a purchase program effected by the Corporation on the open market and not the result of a privately-negotiated transaction, or (D) any optional or required redemption of a Corporation Security pursuant to the terms of such security, or (iii) involving the Rights Offering Sponsor or Ultimate Purchasers (as these terms are defined in the Plan), to the extent set forth in the Rights Offering Sponsor Agreement. Up to the second anniversary of the Effective Date (the “Two Year Period”), the Board of Directors will approve any proposed Transfer pursuant to clause (i) of the immediately preceding sentence that does not increase the risk of any additional limitation on the full use of the Tax Benefits under section 382 of the Tax Code. For purposes of this determination, the Board of Directors shall consider, among other items, the following: (i) the total owner shift under section 382 of the Tax Code since the date of the Corporation’s last ownership change; (ii) all other pending proposed Transfer requests; (iii) whether the proposed Transfer is structured to minimize the resulting owner shift; and (iv) any reasonably foreseeable events of which the Board of Directors has knowledge that would constitute additional owner shifts (the “Two Year Standard”). In the event that the restrictions set forth in Section 14.2 are extended beyond the Two Year Period, the Board of Directors will approve subsequent proposed Transfers that, taking into account all prior transfers effected during the “testing period” under section 382, do not result in an aggregate owner shift of more than 30% for purposes of section 382 (the “Threshold Amount”). If the aggregate owner shift as of any date after the Two Year Period exceeds the Threshold Amount, the Board of Directors must apply the Two Year Standard until the earlier of the date on which the aggregate owner shift no longer exceeds the Threshold Amount, or the Restriction Release Date. As a condition to granting its approval pursuant to this Section 14.1(C), the Board of Directors may, in its discretion (x) require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any limitation under section 382 of the Tax Code on the use of the Tax Benefits, and/or (y) require the Purported Transferee furnish the Corporation with all information reasonably requested by the Corporation and reasonably available to the Purported Transferee and its Affiliates with respect to the direct or indirect ownership interests of the Purported Transferee (and of Persons to whom ownership interests of the Purported Transferee would be attributed for purposes of section 382 of the Tax Code) in Corporation Securities, and/or (z) require the transferor and/or transferee to reimburse or agree to reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to such proposed Transfer, including, without limitation, the Corporation’s costs and expenses incurred in determining whether to authorize such proposed Transfer. The Board of Directors may exercise the authority granted by this Section 14.1(C) through duly authorized officers or agents of the Corporation.

(D) Each certificate representing shares of Corporation Securities issued prior to the Restriction Release Date shall contain a conspicuous legend in substantially the following form, evidencing the restrictions set forth in this Article XIV:

The shares of Northwest Airlines Corporation Common Stock represented by this Certificate are issued pursuant to the Plan of Reorganization for Northwest Airlines Corporation, as confirmed by the United States Bankruptcy Court for the Southern District of New York. The transfer of securities represented hereby is subject to restriction pursuant to Article XIV of the Restated Certificate of Incorporation of Northwest Airlines Corporation. Northwest Airlines Corporation will furnish a copy of its Restated Certificate of Incorporation to the holder of record of this Certificate without charge upon written request addressed to Northwest Airlines Corporation at its principal place of business.

Section 14.2. Treatment of Excess Securities.

(A) No employee or agent of the Corporation shall record any Prohibited Transfer, and the Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any; provided, however, that the Transferor of such Excess Securities shall not be required to disgorge, and shall be permitted to retain for its own account, any proceeds of such Transfer, and shall have no further rights, responsibilities, obligations or liabilities with respect to such Excess Securities, if such Transfer was a Prohibited Transfer pursuant to Section 14.1(B)(ii). Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Section 14.2 shall also be a Prohibited Transfer.

(B) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (over the New York Stock Exchange or other national securities exchange on which the Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported

Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 14.2(C) if the Agent rather than the Purported Transferee had resold the Excess Securities.

(C) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value, (1) calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer, (2) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors, of the Excess Securities at the time of the Prohibited Transfer to the Purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined at the discretion of the Board of Directors; and (iii) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under section 501(c)(3) of the Tax Code (or any comparable successor provision) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 4.95% or greater Percentage Stock Ownership in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.94% Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 14.2 inure to the benefit of the Corporation.

(D) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 14.2(B), then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.

(E) The Corporation shall make the written demand described in Section 14.2(B) within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that, if the

Corporation makes such demand at a later date, the provisions of Sections 14.1 and 14.2 shall apply nonetheless.

Section 14.3. Waiver of Article XIV. The Board of Directors may, at any time prior to the Restriction Release Date, waive this Article XIV in whole or in part, provided that the Board of Directors determines that (i) such waiver is not reasonably likely to create or increase a material risk that limitations pursuant to section 382 of the Tax Code will be imposed on the utilization of the Tax Benefits, either at the time of waiver or a reasonable time thereafter, or (ii) the benefits to the shareholders of the Corporation as a whole of waiving the provisions of this Article XIV are sufficient to outweigh any potential detriment to the shareholders as a whole of the limitations referred to in clause (i). Any waiver pursuant to this Article XIV in respect of all transfers shall be filed with the Secretary of the Corporation and mailed by the Secretary to all shareholders of the Corporation within ten days after the date of such determination.

Section 14.4. Board Authority. The Board of Directors shall have the power to determine all matters necessary for assessing compliance with Sections 14.1 and 14.2, including, without limitation, (i) the identification of Five-Percent Shareholders, (ii) whether a Transfer is a 5% Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to clause (ii) of Section 14.2(C), and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of Sections 14.1 and 14.2.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Michael L. Miller, its Vice President - Law and Secretary this __ day of ____ 2007.

NORTHWEST AIRLINES CORPORATION

By:
	Name:	Michael L. Miller
	Title:	Vice President - Law and Secretary

Exhibit A

CERTIFICATE OF DESIGNATIONS

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

NORTHWEST AIRLINES CORPORATION

(Pursuant to Section 151 of the
General Corporation Law of the State of Delaware)

___________________

Northwest Airlines Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company as required by Section 151 of the General Corporation Law of the State of Delaware on [       ], 2007:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company (hereinafter being referred to as the “Board of Directors” or the “Board”) in accordance with the provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended to date (hereinafter being referred to as the “Certificate of Incorporation”), the Board of Directors hereby creates a series of preferred stock, par value $0.01 per share, of the Company, to be designated the “Series A Junior Participating Preferred Stock” and hereby adopts the resolution establishing the designations, number of shares, powers and preferences thereof and the restrictions and limitations thereof, of the shares of such series as set forth below:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 400,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.

Section 2. Dividends and Distributions

(A) Subject to the rights of the holders of any shares of any series of preferred stock of the Company (the “Preferred Stock”) (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of common stock, par value

2

$0.01 per share, of the Company (the “Common Stock”) and of any other stock of the Company ranking junior to the Series A Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July, and October in each year (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Company shall at any time after [           ], 2007 (the “Rights Declaration Date”) declare and pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable, when, as and if declared, on such subsequent Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative, whether or not earned or declared, on outstanding shares of Series A Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-

3

share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth and except as otherwise provided in the Certificate of Incorporation or required by law, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters upon which the holders of the Common Stock of the Company are entitled to vote. In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in the Certificate of Incorporation or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(D) If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Company shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Company, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears on the Series A Preferred Stock have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Company, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock as is specified in paragraph (A) of this Section 3. Each

4

such additional director shall serve until the next annual meeting of stockholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(D). Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the provisions of this Section 3(D) may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(D) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock or rights, warrants or options to acquire such junior stock; or

5

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (A) to the holders of the Common Stock or of shares of any other stock of the Company ranking junior, upon liquidation, dissolution or winding up, to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (B) to the holders of shares of stock ranking on a parity upon liquidation, dissolution or winding up with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Preferred Stock liquidation preference and the liquidation preferences of all other classes and series of stock of the Company, if any, that rank on a parity with the Series A Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of such parity shares in the proportion to their respective liquidation preferences. In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under

6

the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Neither the merger or consolidation of the Company into or with another entity nor the merger or consolidation of any other entity into or with the Company (nor the sale of all or substantially all of the assets of the Company) shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 6.

Section 7. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly converted into, exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, exchanged or converted. In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable from any holder.

Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, junior to all other series of Preferred Stock and senior to the Common Stock.

Section 10. Amendment. If any proposed amendment to the Certificate of Incorporation (including this Certificate of Designations) would alter, change or repeal any of the preferences, powers or special rights given to the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely, then the holders of the Series A Preferred Stock shall be entitled to vote separately as a class upon such amendment, and the affirmative vote of two-thirds of the outstanding shares of the Series A Preferred Stock, voting separately as a class, shall be necessary for the adoption thereof, in addition to such other vote as may be required by the General Corporation Law of the State of Delaware.

Section 11. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares,

7

to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

8

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Company by Michael L. Miller, its Vice President - Law and Secretary, on
[              ], 2007.

Name:
Title: